[STAGECOACH VISUAL]                                                      [WELLS FARGO ADVANTAGE FUNDS LOGO]

Important Proxy Information

Please take a moment to read.
The enclosed document is a proxy statement with proposals concerning the Wells Fargo Advantage Small Cap Disciplined Fund. As a Fund shareholder, you are being asked to approve a new subadvisory agreement with Metropolitan West Capital Management, LLC (MWCM).

The following information highlights the principal aspects of the proposal, which is subject to a vote by the Fund’s shareholders. We encourage you to read the full text of the enclosed proxy statement.

What am I being asked to vote on?
On January 11, 2010, the Wells Fargo Advantage Funds® Board of Trustees unanimously selected MWCM to replace Wells Capital Management, Incorporated, as the subadvisor that manages the portfolio. You are being asked to approve a new subadvisory agreement with MWCM on behalf of the Fund.

Why has the Board of Trustees recommended that I vote in favor of approving this new subadvisory agreement?
The Board unanimously recommends that you vote in favor of the new subadvisory agreement. After an evaluation of MWCM, the Board concluded that the firm’s senior investment professionals’ experience managing other small-cap value equity investments offers a potential benefit to the Fund, and the Board believes that the selection of MWCM is in the best interests of the Fund’s shareholders.

Will this new subadvisory agreement result in a difference in name, investment objectives, or strategy?
If the new subadvisory agreement is approved by shareholders, the Fund would be renamed the Wells Fargo Advantage Intrinsic Small Cap Value Fund and have new principal investment strategies to better use the new investment style brought by MWCM. These proposed changes are intended to:
• Leverage MWCM’s demonstrated capabilities in small-cap investing, as evidenced by its history of managing certain individual and institutional accounts in this style, and
• Remove the allowable investment policy of up to 25% of the Fund’s total assets in equity securities of foreign issuers, to better reflect the new strategy that MWCM intends to implement.

What is MWCM?
Based in Newport Beach, California, MWCM was founded in 1997 and is a majority-owned subsidiary of Evergreen Investment Company, Inc.. Its founders, Howard Gleicher, CFA, Gary W. Lisenbee, and Steve Borowski, retain a minority interest in the firm. MWCM’s investment approach is to identify the stocks of high-quality growing businesses that MWCM believes are selling at a discount to their “intrinsic,” or true, values. As of December 31, 2009, MWCM managed approximately $13 billion in assets. If shareholders approve the new subadvisory agreement, three MWCM investment professionals—Samir Sikka, Jeffrey Peck, and Alex Alvarez—would serve as the co-portfolio managers responsible for the day-to-day management of the Fund’s portfolio.

Will shareholders incur any expenses as a result of this change?	No. The proposed subadvisor change does not affect the fees that the Funds’ shareholders pay, and shareholders will not bear any of the expenses associated with the proxy solicitation.
Whom should I call with questions about the voting process?
If you have any questions about the proxy materials or the proposal, please call your investment professional, trust officer, or Wells Fargo Advantage Funds at 1-800-222-8222. If you have any questions about how to vote your shares, please call our proxy solicitor, The Altman Group, at 1-800-499-8519.

Your vote is important to us, no matter how many shares you own.

BACK SIDE OF WRAPPER:

[WELLS FARGO ADVANTAGE FUNDS LOGO]

Evergreen Investment Management Company, LLC, is a subsidiary of Wells Fargo & Company and is an affiliate of Wells Fargo & Company’s other broker/dealer subsidiaries.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. [120644] [03-10]

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

© 2010 Wells Fargo Funds Management, LLC. All rights reserved.

[PRODUCT ALERT VISUAL]

March 26, 2010

Shareholder Approval Sought for Subadvisor Change for Wells Fargo Advantage Small Cap Disciplined Fund

On January 11, 2010, the Wells Fargo Advantage Funds® Board of Trustees unanimously selected Metropolitan West Capital Management, LLC (MWCM) to replace Wells Capital Management Incorporated (WCM) as the subadvisor to the Wells Fargo Advantage Small Cap Disciplined Fund. The Board approved the subadvisory agreement under which MWCM would manage the Fund and authorized the appropriate officers of Wells Fargo Funds Management to seek shareholder approval on behalf of the Fund. If shareholders approve the new subadvisory agreement, the Fund will change its name, investment objective, and principal investment strategies.

The Fund filed a definitive proxy statement on March 26, 2010, with the Securities and Exchange Commission (SEC). The following questions and answers are designed to address any inquiries you may have or that you may receive from shareholders as a result of the preliminary proxy filings.

Questions and Answers about the New Subadvisory Agreement

1.     What are shareholders being asked to vote on?
On January 11, 2010, the Wells Fargo Advantage Funds® Board of Trustees unanimously approved a new subadvisory agreement for the Fund, with MWCM to replace WCM as the Fund’s subadvisor. Shareholders will be asked to approve this new subadvisory agreement with MWCM.

2.	Why has the Board of Trustees recommended that I vote in favor of approving this new subadvisory agreement?
The Board unanimously recommends that shareholders vote in favor of the new subadvisory agreement. After an evaluation of MWCM, the Board concluded that MWCM’s senior investment professionals’ experience managing other small-cap value equity investments offers a potential benefit to the Fund, and the Board believes that the selection of MWCM is in the best interests of the Fund’s shareholders. In its review of MWCM, the Board gave considerable weight to the rigorous and extensive search conducted by Funds Management, the Fund’s advisor, which screened several prospective subadvisors before recommending MWCM.

3.	Will there be other changes made to the Fund, such as a name change or changes to the Fund’s investment objectives and strategy?
Yes. If the new subadvisory agreement is approved by shareholders, the Fund will be renamed the Wells Fargo Advantage Intrinsic Small Cap Value Fund and the principal investment strategies will change to better reflect the investment style employed by MWCM. These proposed changes are intended to:
•
Leverage MWCM’s demonstrated capabilities in small-cap investing and its strong historical track record, as evidenced by MWCM’s history in managing certain individual and institutional accounts in this style; and

•	Remove the allowable investment policy of up to 25% of the Fund’s total assets in equity securities of foreign issuers, to better reflect the new strategy that MWCM intends to implement.

4.	What is MWCM?
MWCM is an SEC-registered investment advisor. Based in Newport Beach, California, MWCM was founded in 1997 and is a majority-owned subsidiary of Wells Fargo & Company.  Its founders, Howard Gleicher, CFA, Gary W. Lisenbee, and Steve Borowski retain a minority interest in the firm. MWCM’s investment approach is to identify the stocks of high-quality growing businesses that MWCM believes are selling at a discount to their “intrinsic,” or true, values. As of December 31, 2009, MWCM managed approximately $13 billion in assets. If shareholders approve the new subadvisory agreement, three MWCM investment professionals—Samir Sikka, Jeffrey Peck, and Alex Alvarez—would serve as the co-portfolio managers responsible for the day-to-day management of the Fund’s portfolio.

5.	Will shareholders incur any expenses as a result of this change?
No. The subadvisor change does not change the fees that the Fund pays, and shareholders will not bear any of the costs associated with the proxy solicitation.

6. What is the timeline for this proxy proposal and subadvisor change?
Please see the schedule on the next page.

Timeline for Proxy Proposal and Subadvisor Change
Date	Event
January 11, 2010	The Wells Fargo Advantage Funds® Board of Trustees unanimously selected MWCM to replace WCM as the Fund’s subadvisor.
March 10, 2010	Shareholder record date. Only shareholders of the Fund as of this date will be eligible to vote.
March 12, 2010	The preliminary proxy statement was filed with the SEC.
March 26, 2010	The definitive proxy statement was filed with the SEC.
April 1, 2010*	Proxy statements are expected to be mailed to shareholders.
May 18, 2010	A special meeting of shareholders is scheduled to be held.
June 1, 2010	(Assuming shareholder approval), effective date of subadvisor change.
* These are target dates. The actual date may vary slightly.

7.      Who can shareholders call for further information?
If shareholders have any questions about the proxy materials or the proposal, they may call their investment professional, trust officer, or Wells Fargo Advantage Funds Investor Services at 1-800-222-8222.

If shareholders have any questions about how to vote their shares, they should call our proxy solicitor, The Altman Group, at 1-800-499-8519.

This is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

Additional Information and Where to Find It
In connection with the proposal described in this communication, Wells Fargo Funds Trust (the “Trust”) has filed a preliminary Proxy Statement with the Securities and Exchange Commission. All investors and security holders are advised to read this Proxy Statement in its entirety when it becomes available because it will contain important information regarding the proposal, the persons soliciting proxies in connection with the proposal, and the interests of these persons in the proposal and related matters. The Trust intends to mail the Proxy Statement to Fund shareholders once a definitive Proxy Statement has been filed with the Commission. Investors and security holders may obtain a free copy of the Proxy Statement when available and other documents filed by Wells Fargo Funds Trust with the Commission in connection with the proposal at that Commission’s Web site at http://www.sec.gov. Free copies of the Proxy Statement may be obtained by directing a request via telephone to Wells Fargo Advantage Funds at 1-888-877-9275. In addition to the Proxy Statement, the Fund files annual, semi-annual, and special reports; proxy statements; and other information with the Commission. You may read and copy any reports, statements, or other information filed by the Funds at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549 or at the Commission’s other public reference rooms.  Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Trust’s filings with the Commission are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

Participants in the Solicitation
The Trust, its trustees, executive officers and certain members of its management, and other employees may be soliciting proxies from Fund shareholders in favor of the proposal and other related matters. Information concerning persons who may be considered participants in the solicitation of Fund shareholders under the rules of the Commission will be set forth in the Proxy Statement expected to be filed by the Trust with the Commission near or at the end of the first quarter of 2010.

Stock fund values fluctuate in response to the activities of individual companies and general market and economic conditions. Smaller company stocks tend to be more volatile and less liquid than those of larger companies. The use of derivatives may reduce returns and/or increase volatility. Active trading results in increased turnover and trading expenses and may generate higher short-term capital gains. Certain investment strategies tend to increase the total risk of an investment (relative to the broader market). This Fund is exposed to foreign investment risk. Consult the Fund’s prospectus for additional information on these and other risks.

Carefully consider a fund’s investment objectives, risks, charges, and expenses before investing. For a current prospectus, containing this and other information, visit www.wellsfargo.com/advantagefunds. Read the prospectus carefully before investing.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, FINRA/SIPC, an affiliate of

Wells Fargo & Company. [120776] [03-10]

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE